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                                          EXHIBIT 11
                           WELLS FARGO & COMPANY AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER COMMON SHARE

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

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                                                                    Year ended December 31,
                                                    --------------------------------------
(in millions)                                           1996           1995           1994
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

PRIMARY EARNINGS PER COMMON SHARE
   Net income                                        $1,071          $1,032         $  841
   Less preferred dividends                              67              42             43
                                                    -------         -------        -------
      Net income for calculating primary
         earnings per common share                   $1,004          $  990         $  798
                                                    -------         -------        -------
                                                    -------         -------        -------

   Average common shares outstanding                   82.2            48.6           53.9
                                                    -------         -------        -------
                                                    -------         -------        -------

PRIMARY EARNINGS PER COMMON SHARE                    $12.21          $20.37         $14.78
                                                    -------         -------        -------
                                                    -------         -------        -------
FULLY DILUTED EARNINGS PER COMMON SHARE (1)
   Net income                                        $1,071          $1,032         $  841
   Less preferred dividends                              67              42             43
                                                    -------         -------        -------
      Net income for calculating fully
         diluted earnings per common share           $1,004          $  990         $  798
                                                    -------         -------        -------
                                                    -------         -------        -------

   Average common shares outstanding                   82.2            48.6           53.9
   Add exercise of options, warrants and
      share rights, reduced by the number
      of shares that could have been
      purchased with the proceeds from
      such exercise                                     1.6             1.2            1.4
                                                    -------         -------        -------
   Average common shares outstanding, as adjusted      83.8            49.8           55.3
                                                    -------         -------        -------
                                                    -------         -------        -------

FULLY DILUTED EARNINGS PER COMMON SHARE              $11.98          $19.90         $14.42
                                                    -------         -------        -------
                                                    -------         -------        -------
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(1)  This presentation is submitted in accordance with Item 601(b)(11) of
     Regulation S-K.  This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.